Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD FILES ACTION AGAINST EPA FOR RELIEF FROM STOP SALE ORDER FOR

FUNGICIDE PRODUCT LINE

Newport Beach, CA – August 27, 2010 – American Vanguard Corporation (NYSE:AVD) today announced it has filed an action against the United States Environmental Protection Agency (“USEPA”) in the United States District Court for the District of Columbia seeking emergency and injunctive relief from a Stop Sale, Use or Removal Order that USEPA recently issued relating to the company’s USEPA-registered pentachloronitrobenzene (PCNB) product line. The company’s wholly-owned subsidiary, Amvac Chemical Corporation, manufactures, distributes and sells PCNB as a fungicide for use primarily on turf with the bulk of sales occurring in September and October.

The agency issued the stop sale order on the ground that it thought the company did not identify trace impurities in the product in a submission to the agency called a confidential statement of formula (“CSF”). The company believes that the stop sale order is without merit and that, in fact, the agency has known about these impurities for nearly 20 years and has never made a determination that these impurities (which the agency now claims could be of toxicological significance) had to be identified on the CSF. The order does not allege that the presence of these impurities creates any risk to human health or the environment. The company hopes to successfully work through these technical issues with the agency, as it has on other issues in the past, but does not believe the law allows the agency to stop sales of this approved product before due process has been afforded the company.

Eric Wintemute, President & Chief Executive Officer of the company, said, “We were surprised and disappointed to have received this order without advance warning just as our main selling season is starting. We believe that the order has no defensible legal basis and have been working without success with the agency to try to effect an informal resolution. However, at this point, we have no choice but to take legal action in order to protect our business.” Mr. Wintemute added, “We appreciate our customers’ continued support as we work through this issue with the agency.” The company expects to receive a ruling from the court on its motion for a temporary restraining order within the week and will report on that ruling when received.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati
williamk@amvac-chemical.com		Lcati@equityny.com
(212) 836-9611